Exhibit 2.4

ADDENDUM

TO

STOCK PURCHASE AGREEMENT

     This Addendum (“Addendum”) is entered into as of February 7, 2004, by and among CONTINUCARE HOME HEALTH SERVICES, INC., a Florida corporation (“Continucare”), LCKC PARTNERS, INC., a Florida corporation (“Purchaser”), KAREN COOK, an individual (“Cook”), and LISA COOPER, an individual (“Cooper”).

     WHEREAS, Continucare, Purchaser, Cook and Cooper entered into that certain Stock Purchase Agreement dated as of December 15, 2003 the “Stock Purchase Agreement”); and

     WHEREAS, Continucare, Purchaser, Cook and Cooper wish to amend certain provisions of the Stock Purchase Agreement by executing this Addendum;

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.     Section 1.1 of the Stock Purchase Agreement is hereby deleted and replaced with the following:

     “1.1 SALE OF SHARES. Subject to the terms and conditions set forth herein, Continucare hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Continucare, the Shares at the purchase price of NINE THOUSAND DOLLARS ($9,000.00) (the “Purchase Price”). At the Closing, Continucare shall deliver to Purchaser, duly endorsed stock transfer powers and certificates representing the Shares to be purchased by Purchaser from Continucare, dated as of the Closing Date.”

     2.     Schedule 1.3.4 attached to the Stock Purchase Agreement is hereby replaced in its entirety with the Schedule 1.3.4 attached hereto and made a part hereof.

     3.     Schedule 1.3.3 attached to the Stock Purchase Agreement is hereby replaced in its entirety with the Schedule 1.3.3 attached hereto and made a part hereof.

     4.     For purposes of the Closing, the Closing Date, as referenced in Section 1.4 of the Stock Purchase Agreement, shall be effective as of 12:01 A.M on February 8, 2004.

     5.     Continucare, Purchaser, Cook and Cooper acknowledge and agree that in the event of a conflict between the provisions contained in this Addendum, and the provisions set out in the Stock Purchase Agreement, the provisions contained herein shall prevail. All other terms and conditions of the Stock Purchase Agreement remain valid and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Continucare Home Health Services, Inc.

By: /s/ Richard C. Pfenniger, Jr.

Richard C. Pfenniger, Jr., President

LCKC Partners, Inc.

By: /s/ Lisa Cooper

Lisa Cooper, President

/s/ Karen Cook

Karen Cook

/s/ Lisa Cooper

Lisa Cooper

2